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                                                                    EXHIBIT 99.1



For Immediate Release
CONTACT:                                            MEDIA CONTACT:
James B. Dale, Chief Financial Officer              Jerry Daly or Carol McCune
847-228-5401 x 361                                  703-435-6293
jimdale@arlingtonhospitality.com                    jerry@dalygray.com


 ARLINGTON HOSPITALITY, INC. RETAINS CHANIN CAPITAL L.L.C. AS FINANCIAL ADVISOR
                      AND SEEKS RESTRUCTURING ALTERNATIVES

         ARLINGTON HEIGHTS, IL., August 2, 2005 - Arlington Hospitality, Inc. (Nasdaq/SmallCap: HOST), a hotel development and management company, today announced that it has retained Chanin Capital, L.L.C., an affiliate of Chanin Capital Partners ("Chanin"), to serve as Arlington's exclusive financial advisor in connection with Arlington's efforts to restructure its debt and/or equity capital. Chanin will assist Arlington's Board of Directors and management in analyzing the Company and its business and financial prospects with a view towards developing a plan for negotiating with the Company's existing creditors and other stakeholders.

         Chanin is comprised of more than 50 dedicated professionals in London, Los Angeles, and New York. Since its founding in 1984, Chanin has completed more than $146 billion in financial recapitalization and restructuring transactions, and has consummated more than $29 billion in mergers & acquisitions transactions. Chanin has been consistently ranked as one of the leading restructuring and bankruptcy advisory firms in the United States.

         Arlington Hospitality, Inc. is a hotel development and management company that builds, operates and sells mid-market hotels. Arlington is the nation's largest owner and franchisee of AmeriHost Inn hotels, a mid-market, limited-service hotel brand owned and presently franchised in 20 states and Canada by Cendant Corporation (NYSE: CD), with over 100 properties. Currently, Arlington Hospitality, Inc. owns or manages 35 AmeriHost Inn hotels in nine states, for a total of 2,400 rooms, with additional AmeriHost Inn & Suites hotels under development.

         This press release may contain forward-looking statements. Forward-looking statements are statements that are not historical, including statements regarding management's intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by words such as "believe," "expect," "anticipate," "intend," "estimate," "may," "will," "should," and "could." There are numerous risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. For a discussion of these factors, see the Company's report on Form 10-K for the year ended December 31, 2004 and report on Form 10-Q for the three months ended March 31, 2005 under the section headed "Management's Discussion and Analysis of Financial Condition and Results of Operations - Risk Factors."